Plymouth Industrial REIT
Third Quarter 2022 Earnings
November 3, 2022, at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – SCR Partners

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Anthony Saladino – Executive Vice President and Chief Financial Officer

Jim Connolly – Executive Vice President of Asset Management

PRESENTATION

Operator

Good morning, and welcome to the Plymouth Industrial REIT Third Quarter 2022 Earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note, this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the third quarter of 2022. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President, and Chief Investment Officer; Anthony Saladino, Executive Vice President, and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call, through November 10, 2022. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, November 3, 2022, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning described by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC. We will also discuss certain non-GAAP measures, including, but not limited to, core FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. The story at Plymouth continues to be more of the same: our portfolio is nearly fully leased, the vertical integration strategy continues with another regional office opened, we're exceeding the mark-to-market with our leasing efforts, and the first phase of our development program is nearing completion. What we're seeing and hearing on the ground in our markets still doesn't line up with the distortion in the capital markets. Nearly every conversation lately starts with what we're seeing in our markets. As of today, we remain extremely positive as we continue to engage with our tenants regarding their need for additional space and the relative health of their businesses.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

As Jim will highlight here in a few minutes, our property management and asset management teams are also busy responding to the large number of RFPs for our space. As Pen will note later, the conversations with brokers and sellers are starting to change for the smaller deals. Expectations have started to be more reasonable, but without any larger transactions occurring, there really isn't a read-through on cap rates yet.

I mentioned this earlier in passing, but it's an important point, during the quarter we opened our regional office in Atlanta. This is our fourth regional office joining Columbus, Jacksonville, and Memphis. With the two new developments nearing completion in this market, we will be over 2 million square feet in Atlanta.

This brings the percentage of our portfolio that is internally managed to about 70%. This is a critical component of our vertical integration strategy and creates a distinct competitive advantage for us in our markets. In addition to delivering better service to our customers, we are saving millions of dollars a year in third-party fees.

Now let's turn to the key operating stats for the quarter, which continue to highlight our strong internal growth. Occupancy was 98.8%. Cash releasing spreads were 17.6%. Same-store NOI on a cash basis was up 11%. Rent collections were well over 99%. Core FFO per share was up 7% and AFFO per share was up 29%. In addition to the internal growth from same-store NOI, we have added some growth for next year with the first phase of our development program. The total investment of nearly $49 million is expected to generate initial yields in the 7% to 9% range. Pages 5 and 12 of our supplemental have more detail on the program and the pipeline, but I'll briefly bring you up to speed on the first phase.

In Portland, Maine, we have completed construction at our $9.3 million, 70,000 square foot building. We are now 50% leased, with occupancy of a new 10-year lease commencing this quarter and nearing execution of a lease for the balance of the space with a Q1 2023 start date. In Atlanta, we're under construction with a new 237,000 square foot industrial building that is delivering in the fourth quarter and a 180,000 square foot building adjacent to it that is delivering this quarter as well. The total investment for these two projects is approximately $26.7 million. We have fully leased the 180,000 square foot building for five years with occupancy in early January 2023, and we have several proposals out for consideration for the second building. In Cincinnati, at our Fisher Industrial Park, our new 156,000 square foot building is delivering this quarter for a total investment of $13 million. There's an LOI with a full building user being negotiated for a February 2023 commencement date.

These four buildings comprise the first phase. While they have exceeded our expectations and we have demand in place for our other projects in the pipeline in Jacksonville and Cincinnati, we're going to pause for now on that second phase to prioritize our capital elsewhere in 2023. Anthony will provide the details on our capital position, but I did want to reaffirm that we know where we need to be in terms of leverage, and we'll get there gradually and prudently. With the Series B preferred stock conversion occurring well ahead of when we expected, 2023 can be an opportunity for us to continue to simplify the balance sheet.

Pen, why don't you take it from here?

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Pen White

Thanks, Jeff. Good morning, everyone. As noted previously, we have paused our acquisition efforts for the time being. Our pipeline remains robust, but we're still working through a period of price discovery among both buyers and sellers. We've seen a significant number of deals come back to us due to re-trading or buyers walking on refundable contracts or sellers just deciding to pull properties from the market for the time being, which further reinforces our decision to stay on the sidelines until we see some additional clarity among various sized transactions. Deals are still closing, though not at the same velocity as the first half of this year. We continue to see portfolios of assets that are similar to ours trade at a premium to the one-off or smaller portfolio transactions. These types of industrial assets with diversified tenants and exposure to the same markets where we have a presence are hard to find at scale. So, there is still a pricing premium for portfolios of scale, though the ingoing cap rate premium is not as wide as it was a year ago.

We have always had a clear line of sight on what we believe our assets are worth and have worked to acquire the singles and doubles over the past several years at both ingoing and stabilized cap rates with substantial spreads to what our platform is worth. With any future transactions, that pricing discipline will continue to be in place. What we continue to prioritize at the right price are opportunities that are accretive on a cash flow basis, allowing us to secure above-market rental increases, leverage our local and regional property management and asset management teams and focus on markets with low vacancy rates, strong rental growth and high tenant demand for our preferred product type and size.

Last quarter, we introduced some new data and research on our markets that we have talked about quite a bit with the investment community during our meetings in the past several months. We expect that within the next several months the concept of a Golden Triangle, which many of you know is the area in the middle of the country that roughly triangulates the Great Lakes to Texas, then East to Florida and back up to the Chicago area, which has become the epicenter for the nation's logistics infrastructure, this triangle now contains over 70% of the U.S. population, half of the U.S. GDP, more ports than any other region in the country and five of the seven Class 1 railroads. And thus, the Golden Triangle will become just as familiar as the Inland Empire or Long Beach.

The constituency that doesn't need much help in understanding the appeal of the markets within the Golden Triangle are the economic development teams for these cities and states and the large corporations locating or expanding in these markets, with billions of dollars of new investment. In addition to the Ford Motor Company's decision to locate their BlueOval City near Memphis with nearly 10,000 jobs and Intel's decision to locate semiconductor plants near Columbus, Ohio, with 3,000 jobs, we've seen announcements by Honda and LG to invest $3.5 billion in Southern Ohio to build battery plants.

In fact, according to the Reshoring Initiative, Ohio, Georgia, North Carolina, and Kentucky are the top four markets in the U.S. for adding new jobs in 2022 due to reshoring and foreign direct investment. The takeaway from all this activity is that there still isn't enough space in our markets to meet this demand. Even in markets where there are new products coming online, it's not competing with our product and tenant base, it's not addressing the most liquid size of space, and it's not easing the space crunch for smaller tenants.

Now I'd like to turn it over to Jim Connolly to walk through the leasing activity and portfolio operations.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Jim Connolly

Thanks, Pen. Good morning. Leases commenced during the third quarter of 2022 totaled an aggregate of 2.6 million square feet for leases greater than six months. These leases included 1.5 million square feet associated with renewal leases and 1.1 million square feet for leases with new tenants. The weighted average lease term for these leases was 4.1 years and rental rates associated with these leases increased 17.6% over prior lease rates on a cash basis. The renewal rate for Q3 was 57%. For the year through Q3, the weighted average lease term on commencing leases was 4.3 years with an 18.8% cash rental rate increase. The renewal rate for the first three quarters of 2022 was 54%.

Through the end of October, we have leased a total of 6.9 million square feet related to leases scheduled to expire during 2022, which represents 97.2% of the 7.1 million square feet of total 2022 expirations. This amount includes adjustments for acquisitions and early terminations. The renewal rate for these transactions was 68% with a weighted average lease term of four years. Furthermore, we leased 664,000 square feet of space that had been vacant at the start of 2022 and 215,000 square feet of new development space.

Also, through the end of October we have leased 1.5 million square feet for space expiring during 2023 at rates 11.5% above expiring cash rents. Approximately 93% of this amount is associated with renewals. This compares favorably with the 11% increase on expiring cash rents we had received through Q3 on this year's renewals. As Jeff noted earlier, there are several leasing prospects for our remaining Atlanta, Cincinnati, and Maine development projects that we are actively working and nearing lease execution.

We have advanced our solar program considerably over the last year by concluding our initial feasibility with the identification of over 4.2 million square feet of rooftop that will accommodate solar arrays capable of generating approximately 42 megawatts of power. The first phase of the solar program, which is comprised of 2.2 million square feet that have leases across 10 rooftops, is expected to be operational by 2024.

Portfolio-wide occupancy at the end of Q3 2022 was 98.8%, up 150 basis points from the end of Q2 due to the commencement of the vacant space leasing previously mentioned. Of the 417,000 square feet of vacancy within our portfolio at the end of Q3, 61,000 square feet has been leased, with tenancy starting later in 2022, with another 52,000 square feet categorized as being repositioned at four locations. In total, there are 10 buildings with 1,266,000 square feet classified as being repositioned during 2022 due to rollover and planned renovations. Most of this space, approximately 75% of it, is currently leased long term, and we're achieving returns of approximately 9.5% on a stabilized NOI for these repositionings.

Finally, through November 1 we had collected 99.7% of our rents billed during Q3 2022, and there are currently no active rent deferrals.

It was a strong quarter operationally due to the high level of performance by our asset and property management teams. Our buildings remained leased at a high occupancy level, rental rates continue to increase, tenant relations are high, and our buildings are well looked after.

At this point, I'll turn it over to Anthony to discuss our financial results.

Anthony Saladino

Thank you, Jim. We are pleased to report another strong quarter across the board. There are a number of aspects of our results that I will briefly highlight and then I will discuss the tightening of our 2022 guidance range.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Same-store NOI on a GAAP basis was up 8.4% and up 11.0% on a cash basis. Same-store performance exceeded our expectations this quarter due to sequential growth in revenue from our new and renewal leasing in the portfolio, supported by improved expense reimbursement as we convert expiring rollover to triple-net lease structures. Triple net leases now account for nearly 77% of same-store ABR as of quarter end, up from approximately 74% this time last year. G&A was down sequentially to 8.5% of revenues as we continue to rein in expenses. Interest expense was a headwind once again as it relates to the borrowings on our line of credit, which remains the only debt that is not hedged or fixed.

With respect to capital markets activity, our only deployment of the ATM was a block trade at $21.35 per share that generated proceeds to settle a portion of the remaining Series B preferred stock with cash. The conversion of Madison's remaining shares of the Series B was one of the biggest moving parts in our Q3 results and, for that matter, in our guidance. As disclosed in August, Madison notified us that they had elected to convert the remaining 2.2 million shares of the Series B. Based on the liquidation preference, they actually would have been entitled to receive 2.7 million in common shares. Under the terms of the agreement, we had the right to settle the conversion in stock or cash or in combination of both stock and cash. We funded the $15 million cash portion with the block trade on our ATM and settled the balance with 1.9 million common shares. In the end, that saved us approximately 85,000 common shares and allowed us to add one large institutional holder.

Turning to our balance sheet. We continue to show sequential improvement in our debt metrics, with net debt to EBITDA improving slightly to 7.3 times, and net debt plus preferred to EBITDA improving 60 basis points to 7.7 times. That's a 110-basis point improvement since Q1.

As of September 30, 93% of our total debt carried a fixed rate or was fixed through interest rate swaps, with a total weighted average cost of debt of 3.74%, with 57% of the total debt on an unsecured basis. Our only floating rate debt continues to be the unsecured line of credit, which has been primarily used to fund our development program.

We are currently carrying approximately $37 million in investments on the balance sheet as of September 30 related to construction in progress. With our first phase nearing completion at year-end, these projects will contribute to earnings, as well as NAV creation, as lease-up occurs over the next two quarters.

Our liquidity position remains strong, as presently we have $13.7 million of cash on hand, plus an additional $9.5 million in operating expense escrows and $272.5 million of capacity on the revolving line of credit.

Now to our 2022 guidance. We tightened the range at both the low and high ends, leaving us at $1.83 at the midpoint. The contribution from previous acquisitions, the raise in our annual same-store NOI range by 200 basis points and further refinement in G&A, offset the higher interest expense on the credit facility and the higher share count from the earlier than expected conversion of the remaining Series B preferred shares into common shares.

With respect to same-store performance, the low end of the new same-store NOI growth range still assumes the potential for some minor and transitory vacancy and additional real estate taxes, insurance, and utility impacts, some of which may not be fully recoverable from tenants for the terms of their respective leases. Based on these inputs, that would imply same-store NOI growth in Q4 of 8.5% to 10.5%.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

We are also assuming G&A expense controls will continue with an incremental $200,000 benefit from what we projected last quarter. We continue to plan for the only debt incurred through the balance of the year to be related to our development program. As of September 30, we only have approximately $12 million yet to fund by year-end to bring the first phase online. With the continued rise in SOFR we've raised our full year guidance on interest expense by $375,000 at the midpoint. The only use of our ATM during the quarter was a transaction we described earlier to partially fund the remaining conversion of the Series B preferred shares. We don't anticipate using the ATM at these levels.

We've made a lot of progress this quarter on simplifying our balance sheet. And as Jeff said earlier, we have an opportunity to build on this improvement to gradually delever through internal growth as we bring our new development projects online, realize higher annual embedded rent steps throughout our entire portfolio and continue to capture mark-to-market on expiring leases.

Operator, we're now ready to take questions.

QUESTIONS AND ANSWERS:

Operator

We will now begin the question-and-answer session. To ask a question, you may press star then one on your telephone keypad. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, will pause momentarily to assemble our roster.

And our first question will come from John Kim of BMO Capital Markets. Please go ahead.

John Kim

Thanks. Good morning. On your FFO guidance, it basically implies fourth quarter at $0.44 at the midpoint, which is down from this quarter. I realize that interest rates and higher share counts are headwinds, but I just wanted to ask what are the other puts and takes to get us to that $0.44?

Anthony Saladino

Yes. Thanks for the question, John. The deceleration from Q3 to Q4 is driven by three factors, the timing of real estate tax impacts, which we've discussed previously, specifically in Chicago and Ohio, and then to a lesser extent, there's other opex, such as insurance and other usage-related impacts. You mentioned the increase in interest expense, certainly that was a drag, specifically as it relates to the uplift in rates, and then, the other and last principal factor is the impact related to the second half conversion of the Series B.

John Kim

Okay. You provided—well, I don't know, have you provided a mark-to-market of your portfolio? I was wondering if you could update us on that. And does your conversion to net lease, does that impact at all or mitigate leasing spreads that you're able to achieve going forward?

Jim Connolly

The mark-to-market for the coming year is about 18% across the portfolio. Triple-net is factored into that, but we do it on a like-to-like basis.

John Kim

One last question for me. Jeff, you mentioned price discovery in your markets, developments are picking up, yields seem attractive, are you putting acquisitions on pause for the time being as market pricing sort of settles?

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Jeff Witherell

Yes. I think we've mentioned that in the past. So, we're on pause. Debt markets, capital markets and then just price discovery on deals, they're few and far between. So, like a lot of people, we're just going to be on pause for the time being.

John Kim

Great. Thank you.

Jeff Witherell

Thanks, John.

Operator

The next question comes from Dave Rodgers of Baird. Please go ahead.

Dave Rodgers

Hey, good morning, everybody. Jeff, I wanted to go back to your pause on development, which is obviously maybe a newer change for you guys given the success that you've had with these recent projects. And can you talk more about whether that's a fundamental decision or just a balance sheet decision? And does that tie into your comment about kind of simplifying the company in 2023?

Jeff Witherell

Yes, David, it's primarily probably driven by balance sheet. For us to go spec and do that with debt is probably not a good move for us right now. We continue to still see demand in the marketplace. There's quite a few RFPs. We've got a number of tours that have happened, and will continue to happen, on the three buildings that are built. So, I think it's primarily driven by balance sheet, but if we get a deal that's pre-leased, that will probably make a difference.

Dave Rodgers

Okay. So really a combination maybe of derisking and then the balance sheet, I think that probably makes some sense.

I wanted to go back to some of your comments, maybe Jim, on the 1 million square feet or so that I think you called repositioned. And just wanted to make sure that I understood, are those assets that are kind of out of the core portfolio right now that aren't producing? Or just assets that might have been in transition during this period? I just wanted to make sure I was able to clarify those comments.

Jim Connolly

They were selected at the beginning of 2022, properties that were going to have expected turnover and/or needed some major refurbishments. They're performing pretty well right now. We almost have full occupancy on it, but one of them is a temporary lease that's going to be re-leased early next year. But other than that, the projects are all taken care of and in line.

Dave Rodgers

All right. Thanks for the clarity. And then maybe last question. I think it was Jeff, that you mentioned and dovetailed into maybe some of Pen's comments, but you said smaller deals, the expectations are a little more reasonable. I assume you were talking about investment sales market versus leasing. But can you maybe clarify and give a little more color on those comments in terms of what's more reasonable in your mind and what size range you're talking about where you feel like the market might start to kind of open up a little bit better?

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Jeff Witherell

Yes, David, I think I mentioned that. And I think Pen may have mentioned it as well. Yes. I mean smaller transactions are actually able to get financed by local banks. So, some of the bigger transactions, we understand that some of the bigger banks have pulled back from that, so I think some of those are hard to get done. There was an article today about cash buyers seem to be rising to the top here. So, when that settles down, we don't know. But most people selling today are selling either because they have to, or they believe this is where the best pricing is going to be. I think there was one recent transaction, 1 million square feet in Cleveland, that just sold, it was a sub-six cap. So not a lot of details on the financing on that versus cash.

But the small ones are always easier. They're always driven usually by a variety of reasons as opposed to the big portfolios.

Dave Rodgers

All right. Great. Thank you.

Jeff Witherell

Thank you.

Operator

The next question comes from Todd Thomas of KeyBanc Capital Markets. Please go ahead.

Todd Thomas

Hi. Thanks. Good morning. I just wanted to follow up on the conversation around asset pricing and transactions a little bit. I realize there aren't a lot of trades, but just curious if you could talk about the transaction environment a little bit in general, how far off buyers and sellers are today. And I think you mentioned in your prepared remarks that deals are coming back to you. What's the change in pricing look like on deals that you're seeing sort of circle back?

Pen White

HI, Todd, Pen here. Yes, it's a good question. I don't know if I have a great answer just because there's just so many variables out there right now and probably just not enough data points to crystallize a real trend one way or the other. I think the environment has gotten even a little bit more murky as a result of yesterday's Fed actions, or more importantly their comments after their actions. So, I think we're still going to obviously remain on the sidelines, for the reasons that Jeff touched on. But we have seen deals come back to the market, but not necessarily priced out in their finality, if you understand. We just don't have a clear demonstrable piece of evidence, if you will, or a series of trends to say for certain where are valuations going.

And I think this period of price discovery is probably going to last longer than I originally thought. So, we're collecting as many data points as we can going forward and hopefully, I'll have a better answer for you next quarter.

Todd Thomas

Okay. Have you seen cap rates trend a little bit higher? I think last quarter you talked about sort of 25 to maybe 60 basis points, I know a little bit of a range there, but have you continued to see them widen a little bit further?

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Pen White

Yes. It's hard to say. We're seeing some cap rates creep north a little bit maybe on what we call singles and doubles portfolios. There's still a pricing premium, again, there's not a lot of portfolio transactions, but the few that we've seen, they haven't moved a whole lot, if you will. Jeff just mentioned the one in one of our markets in Cleveland, a $110 million deal that's still sub-six cap. But again, that's just one deal. We need to monitor it, and we obviously are continuing to monitor the marketplace as deals occur. The volume of deals was off significantly in the third quarter and typically more deals close in the fourth quarter every year, and maybe we'll see more deals close, but who knows? Our crystal ball is still pretty murky.

Todd Thomas

Okay. And then I think I heard in your prepared remarks that there was some caution baked in for some occupancy loss. Just hoping you could elaborate on that a little bit, talk about occupancy heading into the fourth quarter and into 2023 from 98.9% at September 30, whether you see any potential move-outs or known move-outs in the near term or if you're just being cautious?

Anthony Saladino

Todd, I'll speak to the potential impacts on same-store and then defer to Jim to talk more about portfolio occupancy and the outlook for '23. It is conservatism. There's one or two minor tenants, and the likelihood is that they're going to stay put, but the guidance does reflect some transitory movements at the end of the year. Again, the bigger impacts in same store potentially relate to the non-recoverable real estate taxes that I referenced earlier.

Jim Connolly

As far as the portfolio in general, I mean, we've actually ticked up over 99% in the fourth quarter. Next year, if it is pretty similar to this year, there might be a couple of months roll here and there, but in general around where we are right now.

Todd Thomas

Okay. And then just lastly, from the 77% of leases that are currently structured on a triple net basis, how much upside do you see to that number in '23? And can you quantify what the conversion looks like in terms of same-store NOI growth or FFO upside, either what the impact has been to '22, but perhaps what you might expect from additional conversions in '23?

Anthony Saladino

Todd, I think sequentially, we're going to see improvements in '23. That could tick above 80%. I don't have the information at hand to actually quantify the impacts, but I can get that to you.

Todd Thomas

Okay. And just one more, actually. Any change to the current thinking around the $50 million Series A redemption in early '23 at this point?

Anthony Saladino

No, not presently. There remains a positive arbitrage should we use the line of credit to redeem the Series A, we'll also have a portion of free cash flow after dividends that we can allocate toward the redemption. And when the share price becomes more constructive again, we could evaluate the use of the ATM.

Todd Thomas

Okay, great. Thank you.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Anthony Saladino

Thanks, Todd.

Operator

The next question comes from Mitch Germain of JMP Securities. Please go ahead.

Mitch Germain

Good morning. I know you guys at one point have been contemplating some discussions about joint ventures. Is that somewhat off the table now given the macro?

Jeff Witherell

Hi, Mitch. Not at all. I think these are the times when our operating platform can really shine, when you've got some dislocation in the market. So, we haven't increased our joint venture discussions, but they're ongoing. We talk to people. It's one of my things in my job description, talk to people all the time. We have these discussions all the time with potential JV partners. And again, I think the deal in Memphis that we completed and then bought out from the JV partner this year, I think it worked out really well. And I think, probably not on this call, but we can get into it at a later time where our operating platform really, our property managers on the ground in Memphis made a big difference in that portfolio, and so that generates some good returns. So, JVs, this is exactly the time we should be talking about them and maybe executing on them.

Mitch Germain

That's helpful. And then, obviously, you talked about the four offices, the opening of a new one. Where potentially is office No. 5 in your mind?

Jeff Witherell

I really don't want to say that on an open call because we've got third-party property managers in those locations, so you know where I'm going with that. I will tell you probably not anywhere right now, and for a variety of reasons. But again, this one in Atlanta was a big move for us. We're close to 70% internal property management, and we can talk all day about the benefits of that.

Mitch Germain

Great. And then last one for me. Obviously, we continue to see industrial development rise despite some of the backdrop. What's your view on development? Obviously, the potential to gain appropriate funding and the cost of that funding rising, do you think that there is naturally a potential slowdown in that pipeline as we look ahead?

Jeff Witherell

I would think so. We've been approached by developers with deals, if you will, and what they're saying is they can't get all the funding. So even if it's kind of a build-to-suit, maybe multiple tenants, maybe one's credit, whatever, the local bank is not giving out 60% anymore, it's 50%, right? So, they're going to have to use more equity and equity usually costs more than debt. We'll see how that scenario plays out. So, we would think there would be somewhat of a slowdown. We are seeing some of the steel and concrete costs come down a little bit.

So, it's interesting times, as they say, where the demand on the ground for space is still there, at least on our new product, and construction costs have moderated just the financing to get these deals done. So, I think there's a lot of volatility right now on the development side.

Mitch Germain

Very helpful. Thank you, guys.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

Jeff Witherell

Thank you.

Operator

Again, if you would like to ask a question, please press star then one. And our next question comes from Anthony Hau of Truist. Please go ahead.

Anthony Hau

Hey, guys. Thanks for taking my question this morning. For the assets that you guys bought last year, can you just provide some color on how they perform compared to initial underwriting in terms of like lease spreads and rent growth?

Jim Connolly

We don't give specific numbers. Yes, we've actually exceeded underwriting on pretty much all the deals.

Anthony Hau

Can you give us a range? Is it like 100 bps higher or 50 bps higher?

Jim Connolly

As far as lease rates, it would have been probably 10% higher than the rates that were in the underwriting.

Anthony Hau

Got you. And can you guys remind us what your target net debt to EBITDA is for next year?

Anthony Saladino

We didn't articulate a specific target, Anthony, but we're looking to obviously turn that down. We have the benefit of incremental EBITDA, including the contribution from the stabilization of development and repositioned properties that will result in a half turn down on net debt plus preferred. And then if we are in a position to use a leverage-neutral source to address the redemption of the Series A, that metric will more meaningfully improve.

Anthony Hau

Got you. And then I think on the last call you guys mentioned that the solar initiative will add approximately $1 million to the FFO in 2023 and it sounds like most of it will be installed by or operational by 2024. So, what would that number be in 2024?

Jim Connolly

It's in two phases right now. Phase 1, which is about half of the solar, is submitted and going through regulatory approvals and working out connections to the grid, that will be online at the end of '23, and that's about $0.5 million. And then the other half is in the evaluation process.

Anthony Hau

Okay. Thanks, guys.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern

CONCLUSION

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Thank you all for joining us this morning. As always, we're available for follow-up questions, and we'll talk to you again in about three months. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation and you may now disconnect.

Plymouth Industrial REIT
November 3, 2022, at 9:00 a.m. Eastern